Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Raser Technologies, Inc. on Form S-8 of our report, dated March 17, 2010, related to our audits of the consolidated balance sheets of Raser Technologies, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years then ended, and our report dated March 17, 2010 on the effectiveness of internal control over financial reporting as of December 31, 2009, appearing in the Annual Report on Form 10-K of Raser Technologies, Inc. for the year ended December 31, 2009.

/s/ HEIN & ASSOCIATES LLP

Denver, Colorado
June 7, 2010